Exhibit 21.1

Subsidiaries of Diamondback Energy, Inc.

Diamondback E&P LLC
Diamondback O&G LLC
White Fang Energy LLC
Viper Energy Partners GP
Viper Energy Partners LP
Viper Energy Partners LLC